Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is dated as of August 25, 2023, by and among Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Operating Company, the “Company”), and Brian K. Robbins, the undersigned individual (“Executive” and, together with the Company, the “Parties”), and is intended to modify the Amended and Restated Employment Agreement, dated as of February 3, 2020, as modified by the addendum dated March 26, 2020 and August 1, 2023 (the “Employment Agreement”), by and between the Company and Executive. Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement.

The Executive is employed as the Company’s Executive Vice President – Business Development Strategy pursuant to the Employment Agreement.

The Parties acknowledge that they have reached a mutual agreement that Executive will terminate his employment as Executive Vice President – Business Development Strategy effective as of March 1, 2024 (the “Separation Date”).

In consideration of Executive continuing to provide transition services to the Company through the Separation Date, and subject to Executive timely executing, delivering to the Company and not revoking a release of any and all claims that Executive may have against the Company substantially in the form set forth in Exhibit A to the Employment Agreement (the “Release Agreement”), upon the Separation Date, and of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.             The Employment Agreement shall be amended to append the following to the first sentence of Section 1(a) thereof:

“provided that, during the period (the “Transition Period”) from August 25, 2023 through March 1, 2024 (the “Termination Date”) Executive shall provide such services related to the transition of his role during the Transition Period as the Chief Executive Officer of the Company may reasonably request from time to time.”

2.             The Employment Agreement shall be amended to replace the second sentence of Section 1(a) thereof with the following:

“The term of employment hereunder shall commence on the Effective Date and terminate on the Termination Date, unless earlier terminated as set forth herein.”

3.             The Employment Agreement shall be amended to append the following as the last sentence of Section 2(b) thereof:

“Notwithstanding anything in the foregoing to the contrary, for fiscal year 2024 and thereafter, Executive will not be eligible to earn a Bonus under the Bonus Plan.”

4.             The following shall replace Section 4(b) of the Employment Agreement:

“(b) Without Cause; Good Reason; Termination Date. The Company may terminate Executive’s employment at any time “Without Cause,” immediately upon written notice; and Executive may terminate Executive’s employment at any time for “Good Reason.” Upon Termination of Executive’s employment by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to receive, in each case less all applicable deductions, (i) the Accrued Benefits, plus (ii) contingent on Executive executing and not revoking a release of any and all claims that Executive may have against the Company substantially in the form set forth in Exhibit A (the “Separation Agreement”), and subject to Section 11(f) hereof, severance in an amount equal to one times Executive’s Base Salary on the date of termination, payable over 12 months in substantially equal installments on the Company’s regular pay dates, commencing on the first regular pay date following the 60th calendar day following Executive’s termination date.

Executive’s employment will terminate automatically upon the Termination Date. Upon Termination of Executive’s employment upon the Termination Date, Executive shall be entitled to receive, in each cash less all applicable deductions, (A) the Accrued Benefits, and (B) provided the Employment Period is not terminated in accordance with this Agreement prior to the Termination Date, (1) Executive will remain eligible to receive Executive’s Bonus (if any) for fiscal year 2023, determined based on actual performance and payable at the same time as annual bonuses are paid to similarly-situated executives generally, and (2) Executive shall remain eligible to vest in Executive’s outstanding equity or equity-based incentive awards granted pursuant to the Company’s 2017 Stock Incentive Plan set forth on Annex Y attached hereto, in each case subject to Executive executing and not revoking the Separation Agreement (subject to any amendments as the Company shall determine in its sole discretion to reflect the Termination of Executive’s employment due to Executive’s termination upon the Termination Date), and subject to Section 11(f) hereof.

If the Separation Agreement fails to become effective and irrevocable prior to the 60th calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(b)(ii) or Section 4(b)(B).

A termination of Executive’s employment under this Section 4(b) does not include a termination by reason of Executive’s Disability or upon the death of Executive.

“Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s then authority, duties or responsibilities; (ii) a material diminution in Executive’s Base Salary; (iii) relocation of Executive’s office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of this Agreement by the Company, provided that Executive must provide the Company with written notice of the existence of the event or change constituting Good Reason within 30 calendar days of any such event or change having occurred and allow the Company 60 calendar days from receipt of such notice from Executive to cure the same. If the Company so cures the event or change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured event or change. If such event or change is not cured within such 60 day period, Executive must resign his employment with the Company within 30 calendar days of the end of the cure period or Executive will be deemed to have waived his right to terminate his employment for Good Reason based upon such event or change. Notwithstanding anything in the foregoing to the contrary, any change in Executive’s authority, duties or responsibilities during the Transition Period shall not constitute “Good Reason” hereunder.”

Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of the Employment Agreement and this Addendum, the terms of this Addendum will prevail.

EXECUTIVE

By:	/s/ Brian K. Robbins
Name:	Brian K. Robbins

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ Thomas V. Taylor
Name:	Thomas V. Taylor
Title:	CEO

[Signature Page to Addendum to Employment Agreement – August 2023]